Exhibit 99.1

NEWS RELEASE

Contact:	Jim Ryan (973) 541-3766

CURTISS-WRIGHT UPDATES 2012 GUIDANCE

•

Quarter and full-year guidance adjusted to reflect adverse impacts of recent strike, additional investments in the AP1000 program, delays in the Oil and Gas business and modest softening of new orders;

•	Company lowers FY2012 diluted EPS from continuing operations range to $2.05 - $2.15.

PARSIPPANY, NJ – October 5, 2012 – Curtiss-Wright Corporation (NYSE: CW) today lowered its third quarter and full year financial guidance to reflect the combined impacts of a recent labor strike, additional investments in the AP1000® program, continued delays in the large project oil and gas business, and modest softening in new orders. The combined impact of these changes, the majority of which will impact the third quarter, will reduce full-year diluted EPS to $2.05 - $2.15, down from the Company’s previously issued full-year diluted EPS guidance of $2.50 - $2.60.

Martin R. Benante, Chairman and Chief Executive Officer of Curtiss-Wright commented, “The majority of the financial impact relates to a walkout that shut down the plant that produces highly specialized nuclear cooling pumps and to unforeseen additional efforts identified during the final preparation and shipment of the first two AP1000 pumps. Other contributors were continued delays in the start of large oil & gas projects, and modest softening of new orders.”

As previously announced, the August 24th decision by the 300 members of Local Union 1914 of the International Brotherhood of Electrical Workers (IBEW) to strike at the Flow Control segment’s Electro-Mechanical Division (EMD) facility in Cheswick, PA was expected to have a significant adverse impact on the company’s financial performance for 2012. The parties subsequently ratified a new contract on September 21st and we expect the plant to be at 100% utilization by mid-October.

Curtiss-Wright Corporation
10 Waterview Boulevard, Parsippany, NJ 07054
(973) 541-3700 • FAX (973) 541-3699
www.curtisswright.com

Curtiss-Wright Corporation • Page 2

As a result of the strike, the Company’s current estimate of the direct impact, which will occur in the third quarter, is as follows:

	Sales $	OI $	EPS Impact

Under absorption of overhead costs	—	$5.0	—
Shift of milestones on long-term contracts to 2013	$18.0	$6.0	—

Total	$18.0	$11.0	$0.16

The $6 million operating income associated with the milestone shift will be recoverable in 2013; however the $5 million under absorption of overhead costs are not recoverable.

The work performed at the EMD facility includes production of nuclear pumps for the U.S. Navy and Reactor Coolant Pumps (RCPs) for the Westinghouse AP1000 nuclear reactor and the strike will not impact the current ship dates for the China AP1000 program.

Also, during the third quarter, as a result of completing the final preparation phase and ultimate shipment of the first two RCPs for China, the Company identified additional investments in the AP1000 program. These investments primarily relate to unplanned efforts associated with producing and shipping these first-of-a-kind pumps and, to a lesser degree, underestimation of certain costs. These estimated costs encompass not only the actual costs incurred on the first two pumps but also the estimated cost to complete the remaining fourteen pumps covered by the China contract. As a result, it is currently estimated that the third quarter and full year results will be negatively impacted as follows:

	Sales $	OI $	EPS Impact

Unplanned efforts (packaging, parts, QA data package)	—	$7.0	—
Underestimated costs (rework, disassembly, inspection)	—	$3.0	—

Total	—	$10.0	$0.15

In addition, we are lowering our second half 2012 guidance in certain end markets based upon lower new orders. This impact is currently estimated to be:

	Sales $	OI $	EPS Impact

Lower orders – commercial power generation (EMD)	$20.0	$5.0	—
Lower orders – defense	$10.0	$3.0	—

Total	$30.0	$8.0	$0.12

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Furthermore, continued delays in anticipated orders for large capital projects in our oil and gas related businesses in recent months will adversely impact the Company’s 2012 financial results. The lower sales volume will result in reduced profitability during the second half of 2012, currently estimated as follows:

	Sales $	OI $	EPS Impact

Reduction in sales due to order delays	$18.0	$5.0	—
Under absorption of overhead on reduced sales	—	$3.0	—
Learning curve costs – Super Vessels	—	$4.0	—

Total	$18.0	$12.0	$0.17

Lastly, the Company’s revised guidance now includes lower corporate spending and lower interest expense reflecting the positive benefit of the Company’s successful interest rate swap program implemented earlier this year. Based upon these revisions, the Company expects third quarter diluted EPS of $0.20 - $0.24, and full-year diluted EPS of $2.05 - $2.15.

A summary of the guidance changes is provided below:

	Q3	Q4	Full Year 2012

Prior Diluted EPS Guidance	$0.68 - $0.72	$0.92 - $0.98	$2.50 - $2.60
Less: AP1000 strike - direct Impact	($0.16)	—	($0.16)
Less: AP1000 investments	($0.15)	—	($0.15)
Less: Lower orders – Power Gen & Defense	($0.05)	($0.07)	($0.12)
Less: Lower orders/higher costs - Oil & Gas	($0.17)	—	($0.17)
Plus: Lower corporate & other	$0.02	$0.05	$0.07
Plus: Lower interest expense	$0.03	$0.05	$0.08

Revised Diluted EPS Guidance	$0.20 - $0.24	$0.95 - $1.01	$2.05 - $2.15

Revised Full Year 2012 Guidance:

	Prior Guidance	New Guidance

Total Sales	$2.15 - $2.19 billion	$2.08 - $2.12 billion

Operating Income	$207 - $215 million	$170 - $178 million

Interest Expense	$32 - $33 million	$27 - $28 million

Effective Tax Rate	32.0%	32.0%

Diluted Earnings per Share	$2.50 - $2.60	$2.05 - $2.15

Diluted Shares Outstanding	47.8 million	47.8 million

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Note: All figures presented on a continuing operations basis

“Curtiss-Wright is a critical and significant player in building one of the safest and most advanced nuclear reactors in the world, led by our first-of-a-kind pump technology on the AP1000 program, the first new build nuclear power generation project for Westinghouse in over 25 years,” stated Mr. Benante. “After successfully completing two major milestones on the China AP1000 program, which included the passing of final design testing and more recently the successful completion of the design, manufacture and qualification of the lead AP1000 Reactor Coolant Pump, we did not anticipate any additional significant investments on this program. However, unforeseen requirements, such as post-test disassembly, additional inspections, extensive packaging and quality assurance documentation, associated with preparing the first two pumps for initial shipment as well as an underestimation of certain planned costs, coupled with the impact of the recent strike at our EMD facility, will negatively impact our current year results. That said, it’s important to note that this is a first-of-a-kind technological process, and despite these additional short-term investments, we continue to expect the long-term profitability outlook for our new build nuclear power generation business to remain positive.

Elsewhere, in oil and gas, we continue to experience a slowdown in our international large capital projects business as orders continue to push out into the future, despite ongoing favorable trends in our larger maintenance, repair and overhaul (MRO) operations. We are working on a number of mitigating factors to help offset this continued softness in the large projects business, which includes ongoing portfolio rationalization and investment, along with the possibility of further consolidation, in order to properly position Curtiss-Wright to take advantage of growth markets within oil & gas. In addition, our profitability has been impacted by higher than anticipated learning curve costs as we become more familiar with the engineering and manufacturing requirements on the much larger super vessels, however as one of the only companies in the Western hemisphere currently producing these vessels, our long-term opportunity in this business is solid.

Overall, the outlook for Curtiss-Wright’s future growth remains solid, and we remain confident in the Company’s ability to continue to deliver revenue and profitability growth as we execute our strategic plan. Furthermore, this view reflects our disciplined capital deployment strategy, combined with our long-term commitment to return cash to shareholders through earnings per share growth, dividends and share repurchases.”

Third quarter financial results and complete full year guidance are expected to be released after the close of trading on Thursday, November 1, 2012.

About Curtiss-Wright Corporation

Curtiss-Wright Corporation is an innovative engineering company that provides highly engineered, critical function products, systems and services in the areas of flow control, motion control and metal treatment to the defense, energy and commercial/industrial markets. The legacy company of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of design and manufacturing innovation along with

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long-standing customer relationships. The company employs approximately 8,600 people worldwide. For more information, visit www.curtisswright.com.

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Certain statements made in this release, including statements about future revenue, financial performance guidance, quarterly and annual revenue, net income, operating income growth, future business opportunities, cost saving initiatives, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information are available at www.curtisswright.com.